UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________________________
 FORM 8-K/A
_______________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 15, 2023
__________________________________________________________________________
FMC CORPORATION
(Exact name of registrant as specified in its charter)
__________________________________________________________________________

Delaware	1-2376	94-0479804
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2929 Walnut Street		19104
Philadelphia,	Pennsylvania	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: 215-299-6000
__________________________________________________________________________

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.10 per share	FMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act.

☐

EXPLANATORY NOTE

This amended Current Report on Form 8-K (this “Amendment”) is being filed by FMC Corporation ("FMC") for the purpose of amending Item 2.05 of that certain Current Report on Form 8-K originally filed by the Company on December 18, 2023 (the “Original Form 8-K”) in connection with its global restructuring plan referred to as "Project Focus." As noted in the Original Form 8-K, all of the specific actions related to Project Focus were not fully defined and the Company was unable at the time to to make a good faith determination of the cost estimates, or ranges of cost estimates, associated with actions to be implemented under Project Focus, other than for certain actions already underway. This Amendment is being filed to provide updates on the Company's additional cost estimates or ranges of cost estimates. Except as described below, all other information in the Original Form 8-K remains unchanged.
ITEM 2.05.     COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

The Company expects to incur pre-tax restructuring charges in the range of approximately $180 to $215 million, which is subject to future changes, in connection with Project Focus.

The Company estimates total severance charges and related benefit costs for actions associated with Project Focus to be in the range of $85 to $100 million. This includes charges associated with our previously announced voluntary separation program in select jurisdictions and workforce reduction actions in its Brazil business. Additionally, this estimate now includes charges for global involuntary workforce reductions resulting from changes to our operating model known at this time. In total, actions under Project Focus known at this time will result in a global workforce reduction of approximately 8%.

In addition to workforce reductions, we will reduce indirect spend, assess our global location strategy, and divest from non-core assets, which includes the possible sale of our non-crop Global Specialty Solutions business. Included within the estimated charges below as well as the severance charges described above are costs needed to transition various activities to Switzerland in order to realize the benefits associated with the recently awarded tax incentives of approximately $1.4 billion granted to the Company’s Swiss subsidiaries.

We expect asset write-off charges in the range of $80 to $90 million in connection with Project Focus activities primarily related to the possible relocation of certain manufacturing and other operations. The Company expects to incur consulting and other professional service fees totaling approximately $5 to $15 million to help execute these actions as well as for the design and implementation of the future structures and processes. Additionally, we may incur up to $10 million in other charges. We may incur additional asset write-off charges, inventory and other working capital charges, primarily associated with the liquidation of excess inventory in select markets, relocation charges, and contract termination charges in connection with Project Focus and will provide an estimate of charges when known.

The Company has not fully defined all of the specific actions that may be required to deliver the target benefits. The Company still expects Project Focus is to deliver $50 to $75 million in contributions to adjusted EBITDA in 2024. The targeted annual run-rate savings remains unchanged at $150 million or more by the end of 2025 from the program once fully implemented. In accordance with paragraph (d) of Item 2.05, the Company will timely file additional amendment(s) to this Current Report on Form 8-K should any of the information previously disclosed need to be updated.
ITEM 2.06.    MATERIAL IMPAIRMENTS
The disclosures under Item 2.05 are incorporated by reference into this Item 2.06.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC CORPORATION (Registrant)

By:	/s/ ANDREW D. SANDIFER
Andrew D. Sandifer Executive Vice President and Chief Financial Officer
Date: February 27, 2024